CODE OF ETHICS FOR PRINCIPAL EXECUTIVE
                          AND SENIOR FINANCIAL OFFICERS

I.       COVERED OFFICERS/PURPOSE OF THE CODE

     The Papp Family of Funds code of ethics (this "Code") for Papp Stock Fund, Inc., Papp America-Abroad Fund, Inc., Papp America-Pacific Rim Fund, Inc., Papp Focus Fund, Inc., Papp Small & Mid-Cap Growth Fund, Inc., (collectively, the "Funds" and each, a "Fund") applies to the Company's Principal Executive Officer, Principal Financial Officer (the "Covered Officers"), each of whom is set forth in Exhibit A, for the purpose of promoting:

     o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o Full, fair, accurate, timely and understandable disclosure in reports and documents that a Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by a Fund;

     o Compliance with applicable laws and governmental rules and regulations;

     o The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     o    Accountability for adherence to the Code.

     Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.      ADMINISTRATION OF THE CODE

          ADMINISTRATION. The Board of Directors of the Funds shall designate an individual to be primarily responsible for the administration of the Code (the "Code Officer"). In the absence of the Code Officer, his or her designee shall serve as the Code Officer, but only on a temporary basis.

III. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

         OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his/her service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a family member, receives improper personal benefits as a result of the Covered Officer's position with a Fund.

         Certain conflicts of interest arise out of the relationships between Covered Officers and a Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Fund because of their status as "affiliated persons" of the Fund. A Fund's and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of

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these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

         Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between a Fund and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for a Fund or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and a Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds' Boards of Directors ("Boards") that the covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

         Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Fund.

         *           *           *           *            *            *

         Each Covered officer must:

     o not use his personal influence or personal relationships improperly to influence investment decisions of financial reporting by a Fund whereby the Covered Officer would benefit personally to the detriment of the Company;

     o not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer or an immediate family member rather than the benefit the Company;

     o not use material non-public knowledge of portfolio transactions made or contemplated for the Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions,

         There are some conflict of interest situations that should always be discussed with or approved by the Code Officer. Examples of these include:

     o    Serve as director on the board of any private or public company.

     o the receipt of any gift or other thing of more than de minimis value from any person or other entity that does business with or on behalf of the adviser or the Funds, or seeks to do business with or on behalf of the adviser or the Funds.

     o the receipt of any entertainment from any company with which a Fund has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety.

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     o    any ownership interest in, or any consulting or employment relationship with, any of the Company's service providers, other than its investment adviser, or any affiliated person thereof;

     o a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

IV.       DISCLOSURE AND COMPLIANCE

     Each covered officer shall:

     o be familiar with the disclosure requirements generally applicable to the Funds;

     o not knowingly misrepresent, or cause others to misrepresent, facts about any Fund to others, whether within or outside the Fund, including to the Fund's directors and auditors, and to governmental regulators and self-regulatory organizations;

     o to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

     o to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

V.        REPORTING AND ACCOUNTABILITY

          Each Covered Officer must:

          o upon adoption of the Code (or after becoming a Covered Officer), affirm in writing to the Board that he/she has received, read, and understands the Code;

          o annually affirm to the Board that he/she has complied with the requirements of the Code;

          o not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith;

          o notify Harry Papp and the Code Officer promptly if he/she knows of any violation of this Code. Failure to do so is itself a violation of this Code; and

          o respond to questionnaires circulated periodically in connection with the preparation of disclosure documents of the Funds. The code Officer shall maintain records of all activities related to this Code.

         The Funds will follow the procedures set forth below in investigating and enforcing this Code:

          o Harry Papp and/or the Code Officer will take all appropriate action to investigate any potential violations reported to him/her;

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          o    after such investigation, Harry Papp and the Code Officer
               determine that no violation has occurred, the Code Officer will notify the person(s) reporting the potential violation, and no further action is required;

          o any matter that Harry Papp and/or the Code Officer determines may be a violation will be reported to the Committee and Bell, Boyd & Lloyd LLP, counsel to the Funds;

          o if the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

          o the Audit Committee will be responsible for granting waivers, as appropriate; and

          o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

         The Code Officer shall:

          o report to the Audit Committee quarterly any approvals provided in accordance with Section III of this Code; and

          o report to the Audit Committee quarterly any violations of, or material issuers arising under, this Code.

VI.       OTHER POLICIES AND PROCEDURES

         This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds' adviser, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds' and their investment adviser's codes of ethics under Rule 17j-1 under the Investment Company Act and the adviser's more detailed policies and procedures set forth in the Papp Code of Ethics are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VII.     AMENDMENTS

         Any amendments to this Code must be approved or ratified by the Board, including a majority of independent directors.

VIII.     CONFIDENTIALITY

         All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board, the Covered Officers, Bell, Boyd & Lloyd LLP, the Code Officer, outside audit firms and senior management of the advisor.

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IX.      INTERNAL USE

         The code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.

Date: September 19, 2003


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EXHIBIT A

Persons Covered by this Code of Ethics:

L. Roy Papp, Chairman

Rosellen C. Papp

Harry A. Papp, President

Julie Hein, Code Officer


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